Exhibit 99.1

[Avon Logo]

news release
CONTACTS:

MEDIA:	INVESTORS:
Brunswick Group
Radina Russell	Adam Zerfass
212-333-3810	212-282-5320

Avon Hosts 2016 Investor Day and Reaffirms Full-Year 2015 Outlook
NEW YORK, January 21, 2016 - Avon Products, Inc. (NYSE: AVP) will host its 2016 Investor Day today, Thursday, January 21, 2016, from 9:30 a.m. to 4:00 p.m. EST at the Company’s global Research and Development center in Suffern, NY.
In conjunction with Avon’s Investor Day, the Company is reaffirming the outlook provided on its third-quarter 2015 earnings call.
“Our full-year performance is expected to be in-line with our most recent outlook,” said Jim Scully, Executive Vice President, Chief Operating Officer and Chief Financial Officer. “We will provide full details of our fourth quarter and full-year 2015 performance at our earnings call on February 11th, which will include the reporting of our North American business as discontinued operations caused by its anticipated separation from Avon.”
In 2015, Avon made progress against its full-year objectives in-line with its previously stated outlook. Including the results of North America, Avon’s full-year 2015 constant-dollar1 revenue is expected to be flat as compared with the prior year.
As announced on December 17, 2015, the Company intends to separate its North American business. As a result, North America will be reported as discontinued operations for all periods. Excluding the results of North America, the Company expects full-year 2015 results to include:

•	Total revenue of approximately $6 billion;

•	Constant dollar revenue growth of 2% (decline of 19% in reported dollars), which was negatively impacted by approximately 1 point from the Liz Earle divestiture; and

•	Growth in Active Representatives of 1%.
About Today’s Investor Day
A live webcast of Avon’s Investor Day will be accessible at www.avoninvestor.com. A replay of the event and the presentation materials will be available at the same website following the conclusion of the meeting for a period of one year.

About Avon Products, Inc.
Avon is the Company that for more than 125 years has stood for beauty, innovation, optimism and, above all, for women. Avon, with nearly $9 billion in annual revenue in 2014, has products that are sold through 6 million active independent Avon Sales Representatives worldwide. Avon products include color cosmetics, skincare, fragrance, and fashion and home, featuring such well-recognized brand names as Avon Color, ANEW, Avon Care, Skin-So-Soft, and Advance Techniques. Learn more about Avon and its products at www.avoncompany.com.
Footnote
1 To supplement our financial results presented in accordance with generally accepted accounting principles in the United States ("GAAP"), we disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in revenue. We believe these measures provide investors an additional perspective on trends. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, we calculate current-year results and prior-year results at a constant exchange rate. Foreign currency impact is determined as the difference between actual growth rates and constant-currency growth rates. These Non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
Forward-Looking Statements
Statements in this release that are not historical facts may be forward‐looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by Avon Products, Inc. with the Securities and Exchange Commission, including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release include and concern our outlook and expected results. These forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to improve our financial and operational performance and the impact of a continued decline in our business results, the possibility of business disruption, competitive uncertainties and general economic and business conditions in our markets, including fluctuations in foreign currency exchange rates. Any forward-looking statements speak only as of the date they are made. The Company does not undertake to update any such forward-looking statements.